EXHIBIT 10.1

RENASANT CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
AMENDMENT

THIS AMENDMENT (the “Amendment”) is made and entered into by and between R. Rick Hart (“Executive”) and Renasant Corporation, a Mississippi corporation (the “Company”), and is intended to amend that certain Executive Employment Agreement by and between Executive and the Company, first effective as of July 1, 2007 (the “Employment Agreement”), as subsequently amended.

1.    Effectiveness and Construction. This Amendment shall be effective as of May 1, 2018 (the “Effective Date”). To the extent the terms of this Amendment and the Employment Agreement shall conflict, for periods on or after the Effective Date the terms of this Amendment shall control. In all other respects, the terms of the Employment Agreement are hereby ratified and confirmed and shall remain in full force and effect. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Employment Agreement.

Executive acknowledges and agrees that nothing contained in this Amendment shall be construed as a basis for (i) a claim of “Constructive Termination” within the meaning of Section 3.4 of the Employment Agreement, (ii) a violation of Section 2.1 of the Employment Agreement, or (iii) a “Termination of Employment” or “Qualifying Termination” (or words of similar import) as defined under those certain Supplemental Executive Retirement Plan Agreements by and between Executive and Capital Bank & Trust Company, one dated as of August 20, 2003, and one dated as of July 10, 2006, as the same have been subsequently amended.

2.    Title and Duties. From and after the Effective Date, the parties agree that Executive shall serve as the Chairman of the Middle Tennessee Division and perform the job duties commensurate with such position, but in any event he shall devote no more than 60% of the time on such job duties that he expended prior to the Effective Date on his job duties in his capacity as President of the Northern Division of Renasant Bank. Executive shall continue to report to the Executive Chairman of the Company.

3.    Renewal. The Employment Term shall be renewed for an additional one-year period, with such renewed term to expire as of December 31, 2019 (the “Expiration Date”).

As of the Expiration Date, the Employment Term shall not be renewed or extended, and the Employment Agreement shall be terminated, subject to the survival provisions thereof. If Executive continues his employment with the Company or the Bank after the Expiration Date, such employment will be deemed “at will,” unless otherwise expressly agreed by the parties. For the avoidance of doubt, this Amendment shall be deemed constitute the notice of non-renewal contemplated under Section 1.4 of the Employment Agreement.

4.    Compensation and Benefits. As of the Effective Date, Executive shall be paid 60% of his Base Compensation in effect immediately prior to the Effective Date. In all other respects, the payment or provision of Executive’s compensation, perquisites, and other benefits as described in Section 2 of the Employment Agreement is hereby ratified and confirmed. (For avoidance of doubt, any benefit or compensatory opportunity that is determined, whether in whole or in part, with reference to the amount of Executive’s Base Compensation shall be determined taking into account the reduction contemplated under this paragraph 4.) Executive shall continue to participate in the retirement, health and insurance plans that may be sponsored and maintained by the Bank or the Company for their employees and executives, from time to time, it being agreed that his service under this Amendment shall constitute full-time employment for purposes thereof.

5.    Change in Control. In the event a Change in Control shall occur on or after the Effective Date, Executive shall be entitled to receive those payments and benefits described in Section 4 of the Employment Agreement; provided that if the aggregate of all such payments and benefits, including any payment or benefit provided to Executive under a separate plan or arrangement would result in any such payment being a “parachute payment” within the meaning of Code Section 280G, the cash payment under subsection 4.2(c) of the Employment Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of such payments and benefits, as so reduced, is deemed to constitute an “excess parachute payment.” For this purpose, the determination of whether any reduction is required hereunder shall be made at the expense of the Company and by the Company’s independent accountants or another independent accountant agreed upon by Executive and the Company.

6.    Executive’s Covenants. Executive expressly acknowledges and agrees that those covenants set forth in Section 5 of the Employment Agreement shall continue in force and effect in accordance with their terms and, for avoidance of doubt, that his “Termination Date” thereunder shall be the date on which he finally ceases to be employed by the Company or the Bank.

THIS AMENDMENT was approved by the Board of Directors of the Company on December 20, 2017, to be effective as provided herein.

RENASANT CORPORATION:             R. RICK HART:

By:/s/ E. Robinson McGraw                 /s/ R. Rick Hart
Date: February 27, 2018                    Date: February 27, 2018

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